UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2005

PEDIATRIC SERVICES OF AMERICA, INC.

(Exact Name Of Registrant As Specified In Charter)

Delaware	0-23946	58-1873345
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

310 Technology Parkway, Norcross, Georgia	30092-2929
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (770) 441-1580

Not applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

Pediatric Services of America, Inc. (the “Company”) is filing an amendment to Item 2.05 of its Current Report on Form 8-K filed on October 12, 2005 to provide information regarding exit costs that was unavailable at the time the Current Report on Form 8-K was filed.

On November 18, 2005, Pediatric Services of America, Inc. (the “Company”), as authorized by the Company’s Board of Directors, completed the sale of its pharmacy business reportable segment (the “Pharmacy Business”) to Accredo Health Group, Inc., a wholly-owned subsidiary of Medco Health Solutions, Inc. (“Accredo”).

The decision to enter into the Asset Purchase Agreement and to sell the Pharmacy Business was based primarily on the Company’s desire to focus its resources on its pediatric private duty nursing business. Due to this decision, the Company will incur certain exit costs associated with the sale of the Pharmacy Business. The Company estimates cash expenditures related to the sale to be approximately $3.8 million for transaction costs, of which approximately $0.6 million relates to providing extended liability insurance coverage; approximately $0.7 million relates to facility closure costs; approximately $0.8 million for transaction bonuses awarded to select employees of the Pharmacy Business and approximately $1.7 million for professional service fees. In connection with the sale, the Company estimates that it will record an after-tax gain on the sale of the assets of approximately $25.0 million.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1    Press Release dated November 21, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEDIATRIC SERVICES OF AMERICA, INC.
(Registrant)

Date: November 23, 2005	/s/ James M. McNeill
James M. McNeill Senior Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

99.1	Press Release dated November 21, 2005.